Exhibit 2.1

U.S. Home, LLC c/o Lennar Corporation 5505 Waterford District Drive Miami, FL 33126 February 6, 2025

VIA EMAIL

Millrose Properties, Inc.

600 Brickell Avenue, Suite 1400

Miami, FL 33131

Attention: Robert Nitkin

E-mail: Robert.Nitkin@klimllc.com

Re: Instructions to Acquire Supplemental Transferred Assets

Dear Mr. Nitkin:

Reference in this letter (this “Letter”) is made to that certain (a) Equity Purchase Agreement (as may be amended, amended and restated, modified, supplemented or waived, from time to time, the “Purchase Agreement”), dated as of November 18, 2024, by and among RCC Consolidated LLC, an Arkansas limited liability company (“RCC Seller” or the “Seller Representative” as the context so requires), MRL Consolidated LLC, an Arkansas limited liability company (“MRL Seller”, and together with RCC Seller, collectively, “Sellers”), U.S. Home, LLC, a Delaware limited liability company (“Buyer”), Lennar Corporation, a Delaware corporation (“Parent”), and the Seller Principals named therein and (b) Pre-Spin Assignment, Assumption and Contribution Agreement (the “Contribution Agreement”), dated as of February 6, 2025, by and among Buyer, Parent, Millrose Properties, Inc., a Maryland corporation (“Millrose”) and the other parties thereto. Each capitalized term used but not otherwise defined herein shall have the respective meaning ascribed thereto in the Purchase Agreement.

Pursuant to Section 1(B)(ii) of the Contribution Agreement, Buyer hereby directs Millrose to, and accordingly Millrose hereby agrees that it shall, directly or indirectly through a wholly-owned subsidiary of Millrose (including Millrose Properties Holdings, LLC, a Delaware limited liability company), purchase (the “Purchase”) 100% of the issued and outstanding equity interests of a newly formed parent holding company of Rausch Coleman Companies, LLC, an Arkansas limited liability company, as contemplated by the Pre-Closing Reorganization steps set forth on Schedule 7.12-1 of the Purchase Agreement, or any other entity owning, directly or indirectly, the LandCo Assets (as defined herein) (such entity, “LandCo”) under Section 12.7 of the Purchase Agreement, pursuant to reasonable closing documentation as directed by Buyer to be executed and delivered by Millrose, it being acknowledged and agreed by Millrose that such closing documentation shall be deemed reasonable in the event such documentation provides for (1) a purchase price to be paid by Millrose in connection with the Purchase of approximately $900,000,000, (2) treatment of the assets acquired by Millrose as “Supplemental Transferred Assets” (as defined in the Contribution Agreement) and (3) indemnification by Buyer of Millrose as a Supplemental Purchaser (as defined in the Contribution Agreement) as contemplated by the Contribution Agreement with respect to the LandCo Assets (as defined below) (such documentation, the “Approved Closing Documents”).

At the Closing, it is intended that the assets of LandCo be limited to direct or indirect interests in all real property for which vertical construction has not yet commenced (the “Land”), along with any and all improvements, appurtenances, rights, privileges and easements benefitting, belonging or pertaining thereto and any and all licenses, entitlements, development rights, permits and contracts relating to the use or occupancy of the Land owned or held by LandCo and its Subsidiaries immediately prior to the consummation of the transactions contemplated by the Reorganization Agreements (the “LandCo Assets”).

By its execution of this Letter, Millrose agrees that it shall take all reasonably necessary and desirable actions as directed by Buyer with respect to the Purchase Agreement (including the execution and delivery of Approved Closing Documents as directed by Buyer and consummating the Purchase). Solely in order to secure the execution thereof, Millrose hereby irrevocably appoints Buyer as the attorney-in-fact and proxy of Millrose (with full power of substitution), for and in its name, place and stead, to execute and deliver the Approved Closing Documents and any other documentation necessary or reasonably advisable to effectuate the Purchase, only in the case that Millrose fails to take such actions within one Business Day of Millrose’s receipt of Buyer’s written request (email being sufficient). Millrose intends this proxy to be, and it shall be, irrevocable and coupled with an interest, and Millrose will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to the matters set forth in this Letter.

This Letter may be executed in one or more counterparts, each of which shall be deemed an original. Said counterparts shall constitute but one and the same instrument and shall be binding upon each of the undersigned individually as fully and completely as if all had signed but one instrument and shall be unaffected by the failure of any of the undersigned to execute any or all of said counterparts. Any facsimile or e-mail (in .pdf format) transmittal of original signature versions of this Letter shall be considered to have the same legal effect as execution and delivery of the original document and shall be treated in all manner and respects as the original document. Execution of this Letter by a party by e-signature shall fully bind such party to this Letter.

This Letter may not be amended except by an instrument in writing signed by Buyer and Millrose; provided, that, for the avoidance of doubt, the designation evidenced by this Letter may be revoked by Buyer at any time by written notice to Millrose. This Letter shall be binding upon and shall inure to the benefit of the Buyer, Millrose, and each of their permitted successors and assigns.

This Letter and any claim or controversy hereunder shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof. Any legal action, suit or proceeding arising out of or relating to this Letter or the transactions contemplated hereby may only be instituted in the Chancery Court of the State of Delaware, and if the Chancery Court of the State of Delaware denies jurisdiction (each party hereby agreeing not to challenge the jurisdiction of the Chancery Court of the State of Delaware or appropriateness of such venue), then the federal courts located in the State of Delaware (each party hereby agreeing not to challenge the jurisdiction of the state courts or the federal courts located in the State of Delaware or appropriateness of such venue).

[No further text on this page. Signature pages follow.]

Respectfully,

BUYER:

U.S. HOME, LLC,
A Delaware limited liability company

By:	/s/ Fred B. Rothman
Name: Fred B. Rothman
Title: Chief Operating Officer

[Signatures continue on following page.]

ACKNOWLEDGED AND AGREED TO:

MILLROSE PROPERTIES, INC.

By:	/s/ Mark Sustana
Name: Mark Sustana
Title: Vice President, General Counsel and Secretary